UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2011

EcoReady Corporation
(Exact name of registrant as specified in charter)

Florida	000-52910	65-0736042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

555 Winderley Place, Suite 300 Orlando, FL 32751 (Address of principal executive offices)

(407) 571-6846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On July 15, 2011 (the “Closing Date”), EcoReady Corporation (the “Company”) entered into a promissory note in favor of Boris Rubizhevsky in the amount of $50,000 (the “Note”).Mr. Rubizhevsky is the chief executive officer and chairman of the Company.  The advance was made by Mr. Rubizhevsky on July 1, 2011, to assist the Company in meeting short-term obligations.  The Note bears interest at a rate of six percent (6%) per annum and has a maturity date ninety (90) days following the Closing Date.  The Note is subject to various default provisions (an “Event of Default”), and the occurrence of such an Event of Default will cause the outstanding principal amount under the Note, together with accrued and unpaid interest and all other amounts payable under the Note, to become immediately due and payable to Mr. Rubizhevsky.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As more fully described in Item 1.01, on the Closing Date, the Company entered into the Note in favor of Mr. Rubizhevsky.  The Note is a debt obligation arising other than in the ordinary course of business which constitutes a direct financial obligation on the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

4.1	$50,000 Promissory Note, dated July 15, 2011, issued by the Company in favor of Boris Rubizhevsky

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOREADY CORPORATION

Date: July 18, 2011	By:	/s/ Boris Rubizhevsky
Name: Boris Rubizhevsky
Title: Chief Executive Officer